EXHIBIT 99.1

Del Frisco's Restaurant Group, Inc. Announces First Quarter 2015 Results

Company Reiterates Outlook for the 2015 Fiscal Year

SOUTHLAKE, Texas, April 28, 2015 (GLOBE NEWSWIRE) -- Del Frisco's Restaurant Group, Inc. (Nasdaq:DFRG), the owner and operator of the Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille restaurant concepts, reported financial results today for the first quarter ended March 24, 2015. The Company also reiterated its outlook for the 52-week 2015 fiscal year.

Key highlights from the first quarter 2015 compared to the first quarter 2014 include:

  Consolidated revenues increased 12.7% to $75.1 million from $66.6 million.
  Revenues at Del Frisco's Grille increased 28.0% to $19.2 million from $15.0 million.
  Comparable restaurant sales increased 2.3% at Del Frisco's Double Eagle and represented the concept's 21st consecutive quarter of positive comparable restaurant sales.
  Comparable restaurant sales increased 4.8% at Sullivan's Steakhouse and represented the concept's 4th consecutive quarter of positive comparable restaurant sales.
  Comparable restaurant sales decreased 3.5% at Del Frisco's Grille.
  Blended comparable restaurant sales increased 2.2% across all three concepts.
  Cost of sales, as a percentage of consolidated revenues, improved to 28.8% from 30.1%.
  Adjusted net income*, a non-GAAP measure, of $5.4 million, or $0.23 per diluted share, compared to $4.6 million, or $0.19 per diluted share. GAAP net income of $5.4 million, or $0.23 per diluted share, compared to net income of $4.5 million, or $0.19 per diluted share.
  Restaurant-level EBITDA**, a non-GAAP measure, increased 15.9% to $17.1 million from $14.8 million.

* Adjusted net income, a non-GAAP measure, represents pre-tax income from continuing operations plus secondary public offering costs and third-party lease guarantees, minus income tax expense at an effective tax rate of 31%. For a reconciliation of adjusted net income to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

** Restaurant-level EBITDA, a non-GAAP measure, represents net income before interest, taxes and depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, general and administrative expenses, and secondary public offering costs. For a reconciliation of restaurant-level EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Mark S. Mednansky, Chief Executive Officer of Del Frisco's Restaurant Group, Inc., said, "We experienced a solid start to 2015 characterized by increases of nearly 13% in our top-line and more than 17% in our adjusted diluted EPS during the first quarter. Our restaurant development plans are on schedule and on budget and total seven openings this year, positioning us among the fastest growing companies within our industry as measured by unit counts. We will be entering new geographies and backfilling existing markets and look forward to showcasing 'next generation' dining to all of our guests."

Mednansky concluded, "Del Frisco's Double Eagle solidified its status as the nation's premier steakhouse concept by extending its record of positive comparable restaurant sales while the reinvigoration of Sullivan's Steakhouse continued to gain traction from our 'four-point plan'. We have also been working through Del Frisco Grille's near-term issues with changes made thus far already positively impacting the concept and its P&L. Although there is more work to be done, we believe that the ongoing brand refinements are addressing our areas of opportunity and will enhance our appeal to a broad demographic of upwardly mobile and affluent guests."

Review of First Quarter 2015 Operating Results

Consolidated revenues increased $8.5 million, or 12.7%, to $75.1 million in the first quarter of 2015 from $66.6 million in the first quarter of 2014. Total operating weeks increased to 552 from 480. Total comparable restaurant sales increased 2.2% in the first quarter of 2015 following a total comparable restaurant sales increase of 1.6% in the first quarter of 2014. The first quarter of 2015 was negatively impacted by approximately 53 lost operating days resulting from ice and snow storms versus 32 in the first quarter of 2014.

Cost of sales increased $1.6 million, or 8.0%, to $21.7 million in the first quarter of 2015 from $20.1 million in the first quarter of 2014. As a percentage of consolidated revenues, cost of sales improved to 28.8% from 30.1%.

Restaurant-level EBITDA** increased $2.3 million, or 15.9%, to $17.1 million in the first quarter of 2015 from $14.8 million in the first quarter of 2014. As a percentage of consolidated revenues, restaurant-level EBITDA improved to 22.8% from 22.2%.

General and administrative costs increased $0.8 million, or 16.9%, to $5.5 million in the first quarter of 2015 from $4.7 million in the first quarter of 2014. This net increase was due to growth in corporate level personnel to support anticipated growth along with increased management education expenses. As a percentage of consolidated revenues, general and administrative costs increased slightly to 7.3% from 7.0%.

Adjusted net income*, a non-GAAP measure, was $5.4 million, or $0.23 per diluted share, in the first quarter of 2015 compared to $4.6 million, or $0.19 per diluted share, in the first quarter of the previous year. Net income was $5.4 million, or $0.23 per diluted share, in the first quarter of 2015 compared to $4.5 million, or $0.19 per diluted share, in the first quarter of 2014.

Segment Results

We operate the Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille brands as operating segments.

Del Frisco's Double Eagle Steak House

  Revenues increased $3.4 million, or 10.6%, to $36.0 million in the first quarter of 2015 from $32.6 million in the first quarter of 2014. This increase was primarily due to an additional 12 operating weeks during the quarter (to 132 from 120) along with a 2.3% increase in comparable restaurant sales. The growth in comparable restaurant sales was comprised of a 0.4% increase in customer counts and a 1.9% increase in average check, and marked the 21st consecutive quarter of positive comparable restaurant sales. During the first quarter of 2015, Del Frisco's revenues were negatively impacted by approximately 14 lost restaurant operating days resulting from severe weather.

  Restaurant-level EBITDA** increased 12.1%, or $1.1 million, to $10.3 million in the first quarter of 2015 from $9.2 million in the first quarter of 2014. As a percentage of revenues, restaurant-level EBITDA increased to 28.7% from 28.3% as the brand experienced lower cost of sales and marketing and advertising costs as a percentage of revenues which were partially offset by a higher restaurant operating expenses as a percentage of revenues.

Sullivan's Steakhouse

  Revenues increased $0.8 million, or 4.3%, to $19.8 million in the first quarter of 2015 from $19.0 million in the first quarter of 2014 due to a 4.8% increase in comparable restaurant sales.  The growth in comparable restaurant sales was driven by an 8.1% increase in average check, offset by a 3.3% decrease in customer counts, and marked the 4th consecutive quarter of positive comparable restaurant sales.  A significant amount of the customer count reduction related to the removal of certain discounted bar menu items that resulted in a favorable mix shift increasing average check.  During the first quarter of 2015, Sullivan's revenues were negatively impacted by approximately 24 lost restaurant operating days resulting from severe weather.  Operating weeks held steady at 228.

  Restaurant-level EBITDA** increased 22.5%, or $0.7 million to $3.9 million in the first quarter of 2015 from $3.2 million in the first quarter of 2014.  As a percentage of revenues, restaurant-level EBITDA increased to 19.5% from 16.6% as the brand experienced lower cost of sales, restaurant operating expenses, and marketing and advertising costs as a percentage of revenues.

Del Frisco's Grille

  Revenues increased 28.0%, or $4.2 million, to $19.2 million in the first quarter of 2015 from $15.0 million in the first quarter of 2014. The increase was primarily due to 60 additional operating weeks (to 192 from 132) resulting from five restaurant openings in the previous year offset by a 3.5% decrease in comparable restaurant sales driven primarily by a decrease in customer counts. During the first quarter of 2015, the Grille's revenues were negatively impacted by approximately 15 lost restaurant operating days resulting from severe weather.

  Restaurant-level EBITDA** increased 21.3%, or $0.5 million, to $2.9 million in the first quarter of 2015 from $2.4 million in the first quarter of 2014. As a percentage of revenues, restaurant-level EBITDA decreased to 15.2% from 16.0% as the brand experienced higher restaurant operating expenses, specifically occupancy costs, and marketing and advertising costs as a percentage of revenues which was partially offset by lower cost of sales as a percentage of revenues.

Outlook

The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact future operating results and financial conditions.

Based upon current information, we are reiterating the following guidance for the 52-week fiscal year 2015, which ends on December 29, 2015.

  Total comparable restaurant sales increase of 2% to 3%
  One Del Frisco's Double Eagle Steak House opening and six Del Frisco's Grille openings
  One Sullivan's Steakhouse closing
  Cost of sales of 29.8% to 30.3% of consolidated revenues
  Restaurant-level EBITDA** of 22.0% to 22.4% of consolidated revenues
  General and Administrative expenses of approximately $24.0 million to $24.5 million
  Pre-opening expenses of approximately $5.0 million to $5.5 million
  Effective tax rate of approximately 30% to 32%
  Gross capital expenditures (before tenant allowances) of $40 million to $45 million
  Annual earnings per diluted share growth between 15% and 18%.

Development

Restaurant development will begin at the end of the second quarter with the Del Frisco's Grille opening in Houston, Texas.  In the third quarter, a Del Frisco's Double Eagle Steak House will open in Orlando, FL and two Del Frisco's Grille restaurants will open in Plano, Texas and Stamford, Connecticut.  The remaining three Del Frisco's Grille restaurant locations in Cherry Creek, Colorado; Little Rock, Arkansas; and Hoboken, New Jersey will open in the fourth quarter.

We will also be closing our Sullivan's Steakhouse in Denver, Colorado in the second quarter upon its lease expiration.

Conference Call

We will host a conference call to discuss the financial results for the first quarter 2015 ended March 24, 2015 today at 7:30 AM Central Time. Hosting the conference call will be Mark S. Mednansky, Chief Executive Officer; Tom Pennison, Chief Financial Officer; and Jeff Carcara, Chief Operating Officer.

The conference call can be accessed live over the phone by dialing 800-236-9788 or for international callers by dialing 913-312-6668. A replay will be available afterwards and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 1398808. The replay will be available until Tuesday, May 5, 2015.

The conference call will also be webcast live from our corporate website at www.DFRG.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the call has concluded.

About Del Frisco's Restaurant Group, Inc.

Based in Southlake, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 46 restaurants across 20 states and Washington, D.C., including Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille. Del Frisco's Double Eagle Steak House serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Sullivan's Steakhouse is a great neighborhood place for a big night out on the town - with outstanding food, hand-shaken martinis, an award winning wine list, and live entertainment all under one roof. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.SullivansSteakhouse.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading "Outlook" are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate", "believe", "could", "should", "estimate", "expect", "intend", "may", "predict", "project", "target", and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.

DEL FRISCO'S RESTAURANT GROUP, INC.
Condensed Consolidated Income Statements - Unaudited
(dollar amounts in thousands, except share and per share data)

	12 Weeks Ended
	March 24,	March 25,
	2015	2014

Revenues	$ 75,102	$ 66,622

Costs and expenses:
Costs of sales	21,662	20,052
Restaurant operating expenses	34,947	30,570
Marketing and advertising costs	1,371	1,221
Pre-opening costs	267	384
General and administrative costs	5,478	4,686
Secondary public offering costs	--	5
Depreciation and amortization	3,577	2,955

Operating income	7,800	6,749

Other income (expense), net:
Interest expense	(25)	(15)
Other	(89)	(17)

Income before income taxes	7,686	6,717

Income tax expense	2,292	2,195

Net income	$ 5,394	$ 4,522

Basic earnings per share	$ 0.23	$ 0.19
Diluted earnings per share	$ 0.23	$ 0.19

Shares used in computing net income per common share:
Basic	23,443,046	23,627,386
Diluted	23,596,091	23,855,814

DEL FRISCO'S RESTAURANT GROUP, INC.
Selected Balance Sheet Data
(dollar amounts in thousands)

	March 24,	December 31,
	2015	2014
	(unaudited)

Cash and cash equivalents	$ 6,835	$ 3,520
Total assets	321,145	319,666
Long-term debt	--	--
Total stockholders' equity	216,957	210,983

Reconciliation of Non-GAAP Measures and Segment Information

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP Adjusted Net Income and Restaurant-level EBITDA. Adjusted Net Income represents pre-tax income from operations plus the sum of third-party lease guarantees and secondary public offering costs, minus income tax expense at an effective tax rate of 31%. We believe that this measure represents a useful internal measure of performance as it excludes certain non-operating expenditures. Restaurant-level EBITDA is calculated by adding back to operating income depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, secondary public offering expenses, and general and administrative expenses. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include these non-GAAP measures so that investors have the same financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, these measures as presented may not be directly comparable to a similarly titled measure presented by other companies. These non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements. The following tables include a reconciliation of pre-tax income from continuing operations to adjusted net income and a reconciliation of restaurant-level EBITDA to operating income:

	12 Weeks Ended
	March 24,	March 25,
	2015	2014
Adjusted Net Income:
Pre-tax income	$ 7,686	$ 6,717
Day Star Rest. Grp dba Lone Star Steakhouse lease guarantees	85	--
Secondary public offering costs	--	5
Non-GAAP Adjustments	85	5
Adjusted Pre-tax Income	7,771	6,722
Income Tax (@ 31%)	2,409	2,084
Adjusted Net Income	$ 5,362	$ 4,638
Basic EPS (Adjusted)	$ 0.23	$ 0.20
Diluted EPS (Adjusted)	$ 0.23	$ 0.19

Segment Information and Restaurant-Level EBITDA Reconciliation

	12 Weeks Ended March 24, 2015 (unaudited)
	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$ 36,022	100.0%	$ 19,837	100.0%	$ 19,243	100.0%	$ 75,102	100.0%
Costs and expenses:
Cost of sales	10,733	29.8%	5,826	29.4%	5,103	26.5%	21,662	28.8%
Labor	8,547	23.7%	5,656	28.5%	6,230	32.4%	20,433	27.2%
Operating expenses	3,469	9.6%	2,770	14.0%	2,430	12.6%	8,669	11.5%
Occupancy	2,490	6.9%	1,270	6.4%	2,085	10.8%	5,845	7.8%
Restaurant operating expenses	14,506	40.2%	9,696	48.9%	10,745	55.8%	34,947	46.5%
Marketing and advertising costs	459	1.3%	440	2.2%	472	2.5%	1,371	1.9%
Restaurant-level EBITDA	10,324	28.7%	3,875	19.5%	2,923	15.2%	17,122	22.8%

Pre-opening costs							267	0.3%
General and administrative							5,478	7.3%
Depreciation and amortization							3,577	4.8%

Operating income							$ 7,800	10.4%

Restaurant operating weeks	132		228		192		552
Average weekly volume	$ 273		$ 87		$ 100		$ 136

	12 Weeks Ended March 25, 2014 (unaudited)
	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$ 32,568	100.0%	$ 19,020	100.0%	$ 15,034	100.0%	$ 66,622	100.0%
Costs and expenses:
Cost of sales	10,069	30.9%	5,713	30.0%	4,270	28.4%	20,052	30.1%
Labor	7,422	22.8%	5,489	28.9%	4,876	32.4%	17,787	26.7%
Operating expenses	3,212	9.9%	2,937	15.4%	1,858	12.4%	8,007	12.0%
Occupancy	2,153	6.6%	1,249	6.6%	1,374	9.1%	4,776	7.2%
Restaurant operating expenses	12,787	39.3%	9,675	50.9%	8,108	53.9%	30,570	45.9%
Marketing and advertising costs	504	1.5%	470	2.5%	247	1.7%	1,221	1.8%
Restaurant-level EBITDA	9,208	28.3%	3,162	16.6%	2,409	16.0%	14,779	22.2%

Pre-opening costs							384	0.6%
General and administrative							4,686	7.0%
Secondary public offering costs							5	0.0%
Depreciation and amortization							2,955	4.5%

Operating income							$ 6,749	10.1%

Restaurant operating weeks	120		228		132		480
Average weekly volume	$ 271		$ 83		$ 114		$ 139
CONTACT: Investor Relations Contact:
         Raphael Gross
         203-682-8253
         investorrelations@dfrg.com

         Media Relations Contact:
         Janet Reinhardt
         646-277-1225
         janet.reinhardt@icrinc.com